Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Third Quarter Results;
Quarterly Dividend Increased by 35% to $0.4375 per Share

▪	U.S. consumer purchases increased 15 percent in the third quarter

▪	Net sales increased 9 percent in the third quarter

▪	Third quarter adjusted gross margin expanded 360 basis points to 38.6 percent

▪	Third quarter adjusted earnings per share increased 52 percent to $2.46

▪	Full-year adjusted earnings trending toward mid-point of guidance range

MARYSVILLE, Ohio (August 6, 2013) - The Scotts Miracle-Gro Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, today announced results for its fiscal third quarter ended June 29, 2013, as well as a 35 percent increase in its recurring quarterly dividend. The Company also said full-year adjusted earnings are trending toward the mid-point of its previous guidance range of $2.50 to $2.75 per share.

Net sales increased $93 million, or 9 percent, to $1.15 billion for the quarter compared with $1.05 billion a year ago. Adjusted income from continuing operations was $153.9 million, or $2.46 per share, compared with $100.8 million, or $1.62 per share a year ago.

The Company said consumer purchases in the U.S. at its largest retail partners increased 15 percent during the third quarter compared to a year ago. Consumer purchases increased in every category and total market share remained stable from 2012. Year-to-date consumer purchases were essentially flat entering August, compared to a year ago.

“The level of consumer engagement we've seen since April has erased the deficit we had after a slow break to the season in March,” said chairman and chief executive officer Jim Hagedorn. “In each area of the business, our team has done an outstanding job executing our plan this year. With less than two months remaining in our fiscal year, we now feel comfortable projecting that our full-year earnings should be at the mid-point of our guidance of $2.50 to $2.75 per share.”

Separately, the Company announced its Board of Directors has approved a 35 percent increase in the quarterly dividend to $0.4375 per share. The fourth quarter dividend is payable on September 10, 2013 to shareholders of record on August 27, 2013.

“As a result of our strong performance, we've been able to reduce our leverage to a point where we can execute our commitment to returning cash to our shareholders,” said chief financial officer Larry Hilsheimer. “The increase in our quarterly dividend demonstrates a high degree of confidence in the strength of our business and ongoing cash flow. In addition to the activities we announced today, we will continue to weigh the benefits of future shareholder-friendly actions, the most likely of which in the near-term will be reinstituting our share repurchase plan.”

Third Quarter Details
Global Consumer segment sales increased 10 percent to $1.05 billion in the third quarter compared to $960.7 million a year ago. Sales in the U.S. increased 8 percent during the quarter. Outside the U.S., sales increased 21 percent, excluding the impact of foreign exchange rates. Operating income for the Global Consumer segment was $261.7 million, compared to $171.7 million a year ago.

Scotts LawnService sales increased 2 percent to $89.9 million in the third quarter, compared to $87.8 million during the same quarter a year ago. Operating income for the segment was flat during the quarter at $22.3 million, compared to a year ago.

The company-wide adjusted gross margin rate was 38.6 percent, compared with 35.0 percent during the same quarter a year ago. The year-over-year increase was primarily due to improved leverage of fixed manufacturing and warehousing costs in addition to favorable commodity costs, pricing and other cost efficiencies.

Selling, general and administrative expenses (SG&A) in the third quarter decreased 4 percent, or $8.1 million, to $189.5 million, compared to $197.6 million a year ago. The year-over-year savings were driven by expense reduction as part of the Company's Project Max initiative.

Adjusted income from continuing operations was $153.9 million, or $2.46 per share, compared to $100.8 million, or $1.62 per share, for the same period a year ago. Those results exclude costs related to impairment, restructuring and other charges, as well as product registration and recall matters. Including those items, reported income from continuing operations for the third quarter was $148.2 million, or $2.37 per share, compared with $96.4 million, or $1.55 per share, compared to a year ago.

During the quarter the Company recorded $8.5 million in restructuring charges, primarily attributed to its efforts to improve the profitability of its international operations.

Year-to-Date Details
Net sales for the nine months were $2.37 billion, a decrease of 2 percent from net sales of $2.42 billion a year ago. The change in sales was attributable to lower unit volume in the Global Consumer segment, partially offset by increased pricing.

The adjusted company-wide gross margin rate for the first nine months of fiscal 2013 was 35.9 percent, compared to 35.3 percent a year ago. SG&A decreased $36.0 million to $521.0 million for the nine months of fiscal 2013.

Adjusted income from continuing operations for the first nine months of fiscal 2013 was $185.5 million, or $2.97 per share, compared to $161.4 million, or $2.61 per share a year ago. Those results exclude costs related to impairment, restructuring and other charges, as well as product registration and recall matters. Including those items, reported income from continuing operations for the first nine months was $179.8 million, or $2.88 per share, compared with $149.8 million, or $2.42 per share, compared to a year ago.

Full-Year Outlook
In refining its full-year earnings guidance, the Company said it continues to expect fiscal 2013 net sales ranging from a 1 percent decrease to an increase of 1 percent compared to a year ago. SG&A savings are expected to be at the upper end of its previous guidance range of 3 percent to 5 percent for the year. In addition, the Company said it expects improvement of 60 to 100 basis points for the full-year adjusted gross margin rate.

The Company reiterated expectations for operating cash flow of at least $250 million in fiscal 2013 due to strong operating results, improvements in working capital and one-time tax benefits.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, August 6
The Company will discuss its results during a webcast and conference call today at 9:00 a.m. ET. Conference call participants should call 877-641-0093. A replay of the call can be heard by calling

888-284-7564 (Reference ID: 2986161). The replay will be available for 30 days. The live webcast is available at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for at least 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company's costs of doing business or limit the Company's ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company's results of operations;

•	The highly competitive nature of the Company's markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company's sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company's financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company's international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company's business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company's common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company's publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622

THE SCOTTS MIRACLE GRO-COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 29, 2013	June 30, 2012	% Change	June 29, 2013	June 30, 2012	% Change
Net sales		$1,148.1	$1,054.9	9%	$2,373.5	$2,424.9	(2)%
Cost of sales		704.8	685.7		1,520.3	1,568.2
Cost of sales - impairment, restructuring and other		1.5	—		1.6	—
Cost of sales - product registration and recall matters		—	0.2		—	0.4
Gross profit		441.8	369.0	20%	851.6	856.3	(1)%
% of sales		38.5%	35.0%		35.9%	35.3%
Operating expenses:
Selling, general and administrative		189.5	197.6	(4)%	521.0	557.0	(6)%
Impairment, restructuring and other		7.0	(0.4)		6.7	7.1
Product registration and recall matters		—	3.8		—	7.4
Other income, net		(4.9)	(2.2)		(7.5)	(3.5)
Income from operations		250.2	170.2	47%	331.4	288.3	15%
% of sales		21.8%	16.1%		14.0%	11.9%
Interest expense		16.8	16.6		47.9	49.8
Income from continuing operations before income taxes		233.4	153.6	52%	283.5	238.5	19%
Income tax expense from continuing operations		85.2	57.2		103.7	88.7
Income from continuing operations		148.2	96.4	54%	179.8	149.8	20%
Income (loss) from discontinued operations, net of tax	(3)	—	(3.1)		0.7	(3.2)
Net Income		$148.2	$93.3		$180.5	$146.6
Basic income per common share:	(1)
Income from continuing operations		$2.40	$1.58	52%	$2.91	$2.45	19%
Income (loss) from discontinued operations		—	(0.05)		0.01	(0.05)
Net Income		$2.40	$1.53		$2.92	$2.40
Diluted income per common share:	(2)
Income from continuing operations		$2.37	$1.55	53%	$2.88	$2.42	19%
Income (loss) from discontinued operations		—	(0.05)		0.01	(0.05)
Net income		$2.37	$1.50		$2.89	$2.37
Common shares used in basic income per share calculation		61.7	61.1	1%	61.7	61.0	1%
Common shares and potential common shares used in diluted income per share calculation		62.6	62.2	1%	62.5	62.0	1%

Non-GAAP results from continuing operations:
Adjusted income from continuing operations	(4)	$153.9	$100.8	53%	$185.5	$161.4	15%
Adjusted diluted income per share from continuing operations	(2) (4)	$2.46	$1.62	52%	$2.97	$2.61	14%
Adjusted EBITDA	(3) (4)	$266.4	$185.0	44%	$381.3	$338.0	13%
Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments. Corporate & Other assets primarily include deferred financing and debt issuance costs and corporate intangible assets, as well as deferred tax assets.

	Three Months Ended			Nine Months Ended
	June 29, 2013	June 30, 2012	% Change	June 29, 2013	June 30, 2012	% Change
Net Sales:
Global Consumer	$1,052.2	$960.7	10%	$2,180.0	$2,229.4	(2)%
Scotts LawnService®	89.9	87.8	2%	167.6	161.3	4%
Segment total	1,142.1	1,048.5	9%	2,347.6	2,390.7	(2)%
Corporate & Other	6.0	6.4		25.9	34.2
Consolidated	$1,148.1	$1,054.9	9%	$2,373.5	$2,424.9	(2)%

Income from Continuing Operations before Income Taxes:
Global Consumer	$261.7	$171.7	52%	$413.1	$377.4	9%
Scotts LawnService®	22.3	22.4	—%	4.4	4.9	(10)%
Segment total	284.0	194.1		417.5	382.3
Corporate & Other	(22.8)	(18.1)		(70.3)	(72.4)
Intangible asset amortization	(2.5)	(2.2)		(7.5)	(6.7)
Product registration and recall matters	—	(4.0)		—	(7.8)
Impairment, restructuring and other	(8.5)	0.4		(8.3)	(7.1)
Interest expense	(16.8)	(16.6)		(47.9)	(49.8)
Consolidated	$233.4	$153.6	52%	$283.5	$238.5	19%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	June 29, 2013	June 30, 2012	September 30, 2012

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$105.4	$132.3	$131.9
Accounts receivable, net	682.3	613.9	330.9
Inventories	385.8	469.3	414.9
Prepaids and other current assets	135.0	130.6	122.3
Total current assets	1,308.5	1,346.1	1,000.0
Property, plant and equipment, net	409.8	387.7	427.4
Goodwill	315.2	309.1	309.4
Intangible assets, net	297.6	308.7	307.1
Other assets	31.2	32.5	30.5
Total assets	$2,362.3	$2,384.1	$2,074.4
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$165.5	$90.8	$1.5
Accounts payable	230.7	242.8	152.3
Other current liabilities	450.2	476.6	279.8
Total current liabilities	846.4	810.2	433.6
Long-term debt	548.1	680.4	781.1
Other liabilities	226.0	219.5	257.8
Total liabilities	1,620.5	1,710.1	1,472.5
Shareholders' equity	741.8	674.0	601.9
Total liabilities and shareholders’ equity	$2,362.3	$2,384.1	$2,074.4

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended June 29, 2013			Three Months Ended June 30, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$1,148.1	$—	$1,148.1	$1,054.9	$—	$—	$1,054.9
Cost of sales	704.8	—	704.8	685.7	—	—	685.7
Cost of sales - impairment, restructuring and other	1.5	1.5	—	—	—	—	—
Cost of sales - product registration and recall matters	—	—	—	0.2	0.2	—	—
Gross profit	441.8	(1.5)	443.3	369.0	(0.2)	—	369.2
% of sales	38.5%		38.6%	35.0%			35.0%
Operating expenses:
Selling, general and administrative	189.5	—	189.5	197.6	—	—	197.6
Impairment, restructuring and other	7.0	7.0	—	(0.4)	—	(0.4)	—
Product registration and recall matters	—	—	—	3.8	3.8	—	—
Other income, net	(4.9)	—	(4.9)	(2.2)	—	—	(2.2)
Income from operations	250.2	(8.5)	258.7	170.2	(4.0)	0.4	173.8
% of sales	21.8%		22.5%	16.1%			16.5%
Interest expense	16.8	—	16.8	16.6	—	—	16.6
Income from continuing operations before income taxes	233.4	(8.5)	241.9	153.6	(4.0)	0.4	157.2
Income tax expense from continuing operations	85.2	(2.8)	88.0	57.2	0.1	0.7	56.4
Income from continuing operations	$148.2	$(5.7)	$153.9	$96.4	$(4.1)	$(0.3)	$100.8
Basic income per share from continuing operations	$2.40	$(0.09)	$2.49	$1.58	$(0.07)	$—	$1.65
Diluted income per share from continuing operations	$2.37	$(0.09)	$2.46	$1.55	$(0.07)	$—	$1.62
Common shares used in basic income per share calculation	61.7	61.7	61.7	61.1	61.1	61.1	61.1
Common shares and potential common shares used in diluted income per share calculation	62.6	62.6	62.6	62.2	62.2	62.2	62.2
Calculation of Adjusted EBITDA:
Income from continuing operations	$148.2			$96.4
Income tax expense from continuing operations	85.2			57.2
Loss from discontinued operations, net of tax	—			(3.1)
Income tax expense from discontinued operations	—			0.9
Interest expense	16.8			16.6
Depreciation	13.6			14.2
Amortization (including Roundup)	2.7			2.4
Impairment, restructuring and other	—			—
Product registration and recall matters	—			0.2
Mark-to-market adjustments on derivatives	(0.1)			0.2
Adjusted EBITDA	$266.4			$185.0

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 29, 2013			Nine Months Ended June 30, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other	Adjusted
Net sales	$2,373.5	$—	$2,373.5	$2,424.9	$—	$—	$2,424.9
Cost of sales	1,520.3	—	1,520.3	1,568.2	—	—	1,568.2
Cost of sales - impairment, restructuring and other	1.6	1.6	—	—	—	—	—
Cost of sales - product registration and recall matters	—	—	—	0.4	0.4	—	—
Gross profit	851.6	(1.6)	853.2	856.3	(0.4)	—	856.7
% of sales	35.9%		35.9%	35.3%			35.3%
Operating expenses:
Selling, general and administrative	521.0	—	521.0	557.0	—	—	557.0
Impairment, restructuring and other	6.7	6.7	—	7.1	—	7.1	—
Product registration and recall matters	—	—	—	7.4	7.4	—	—
Other income, net	(7.5)	—	(7.5)	(3.5)	—	—	(3.5)
Income from operations	331.4	(8.3)	339.7	288.3	(7.8)	(7.1)	303.2
% of sales	14.0%		14.3%	11.9%			12.5%
Interest expense	47.9	—	47.9	49.8	—	—	49.8
Income from continuing operations before income taxes	283.5	(8.3)	291.8	238.5	(7.8)	(7.1)	253.4
Income tax expense from continuing operations	103.7	(2.6)	106.3	88.7	(0.6)	(2.7)	92.0
Income from continuing operations	$179.8	$(5.7)	$185.5	$149.8	$(7.2)	$(4.4)	$161.4
Basic income per share from continuing operations	$2.91	$(0.09)	$3.00	$2.45	$(0.12)	$(0.07)	$2.64
Diluted income per share from continuing operations	$2.88	$(0.09)	$2.97	$2.42	$(0.12)	$(0.07)	$2.61
Common shares used in basic income per share calculation	61.7	61.7	61.7	61.0	61.0	61.0	61.0
Common shares and potential common shares used in diluted income per share calculation	62.5	62.5	62.5	62.0	62.0	62.0	62.0
Calculation of Adjusted EBITDA:
Income from continuing operations	$179.8			$149.8
Income tax expense from continuing operations	103.7			88.7
Income (loss) from discontinued operations, net of tax	0.7			(3.2)
Income tax expense from discontinued operations	0.2			0.9
Interest expense	47.9			49.8
Depreciation	41.0			39.6
Amortization (including Roundup)	8.1			7.3
Impairment, restructuring and other	—			4.7
Product registration and recall matters	—			0.2
Mark-to-market adjustments on derivatives	(0.1)			0.2
Adjusted EBITDA	$381.3			$338.0

Note: See accompanying footnotes on page 9.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for all periods presented to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income from continuing operations and adjusted diluted income per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 3.50 at June 29, 2013) and an interest coverage ratio (minimum of 3.50 for the twelve months ended June 29, 2013). The Company was in compliance with the terms of all debt covenants at June 29, 2013.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.